UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 9, 2007

VIEWPOINT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27168	95-4102687
(state or other jurisdiction of incorporation)	(Commission	(I.R.S. Employer
	File Number)	(Identification No.)

498 Seventh Avenue, Suite 1810, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 201-0800

______________________________N/A______________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (se General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Effective January 9, 2007, Stephen Duff has resigned from the Board of Directors of the Company. Mr. Duff’s decision to resign is not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Mr. Duff also resigned from the Company’s Compensation Committee and Nominating and Corporate Governance Committee. On January 10, 2007, the Board of Directors elected James J. Spanfeller to the Nominating and Corporate Governance Committee, as Chairman and elected Samuel H. Jones, Jr. as Chairman of the Compensation Committee.

“I have enjoyed working with the Viewpoint team,” said Steve Duff. “I believe that the market opportunity for online advertising is growing and Viewpoint is well positioned to take advantage of this with its technology and focused management team.”

“On behalf of the Board and the Company, I would like to thank Steve for his invaluable insight and contribution to the Company over the past several years,” said Patrick Vogt, President and CEO of Viewpoint. “We wish him the best of luck in his future endeavors.”

Viewpoint is in the process of conducting a search for a Board member to replace Mr. Duff.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWPOINT CORPORATION

/s/ Christopher Duignan__________
Christopher Duignan
Interim Chief Financial Officer

Dated: January 12, 2007